EXHIBIT 10.35.1

FIRST AMENDMENT TO THE
RETIREMENT PLAN FOR OFFICERS OF NCR
(As Amended and Restated Effective December 31, 2008)

AMENDMENT TO THE RETIREMENT PLAN FOR OFFICERS OF NCR as restated and in effect December 31, 2008 (the "Plan"), by NCR Corporation ("NCR").

WHEREAS, NCR established the Plan effective May 17, 1989;

WHEREAS, the Plan was amended and restated effective December 31, 2008;

WHEREAS, NCR desires that all retirement plans of NCR be subject to uniform provisions and procedures for plan administration, benefit claims and appeals; and

WHEREAS, this amendment was approved by the Compensation and Human Resource Committee of the NCR Corporation Board of Directors at its meeting on October 23,2012, and the Senior Vice President and Chief Human Resources Officer was authorized to execute a conforming amendment to the Plan;

NOW, THEREFORE, NCR does hereby amend the Plan as follows, effective as of October 23, 2012:

1.	The defined term "Committee" in Article I is hereby amended to read in its entirety as follows:

"Committee" means the Compensation and Human Resource Committee of the Board of Directors, some of whom shall be eligible to participate in the Plan. If there is no Compensation and Human Resource Committee, then the Committee shall be the Board of Directors.

2.	A new defined term "Plan Administrator" is hereby added to Article I immediately following the defined term "Plan" to read in its entirety as follows:

"Plan Administrator" means the Committee, except that if the Company has delegated its authority as Plan Administrator of the NCR Pension Plan (the "Pension Plan") to any individual or entity pursuant to section 8.3 of the Pension Plan, then the Plan Administrator for the Plan shall be the individual or entity that is the "Plan Administrator" of the Pension Plan. The Plan Administrator is the Committee with respect to those responsibilities expressly reserved to the Committee by the Plan.

3.	Article III of the Plan is hereby amended in its entirety to read as follows:

ARTICLE III
Administration

1.The Plan shall be administered by the Plan Administrator or its delegate. All determinations, interpretations and actions by the Plan Administrator under the Plan or with respect to any benefits thereunder shall be made subject to the sole discretionary authority of the Plan Administrator.

2.The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and governmental regulations issued thereunder (to the extent applicable to the Plan) relating to records of a Participant's service, accrued benefits and the percentage of such benefits which are nonforfeitable under the Plan.

3.The Plan Administrator shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b)to prescribe procedures to be followed by Participants or beneficiaries filing applications for benefits;

(c)to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(d)to receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

(e)to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)to receive and review the periodic valuation of the Plan made by the actuary; and

(g)    to receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements of a trustee (if any).

4.The Plan Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility to receive a benefit under the Plan.

5.The Plan Administrator may adopt such rules and actuarial tables as it deems necessary, desirable, or appropriate. All rules and decisions of the Plan Administrator shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant, beneficiary, the Company, the legal counsel of the Company, or an actuary.

6.The Plan Administrator shall make all determinations as to the right of any person to a benefit. Any denial of a claim for benefits under the Plan by a Participant or beneficiary shall be stated in writing and delivered or mailed to the Participant or beneficiary. Such notice shall set forth the specific reasons for the denial; the specific references to the pertinent Plan provisions on which the denial is based; specific references to any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; and an explanation of the Plan's claim review procedure. The notice shall be written to the best of the ability of the person(s) making the determination on the claim, in a manner that may be understood without legal or actuarial counsel.

(a)    Any Participant or beneficiary whose claim for benefits has been denied may request a review of the decision by the Plan Administrator. A request for a review must be in writing and must be made within 60 days after the claimant receives the written notice of denial.

(b)    At the time that he requests the review, the claimant may submit issues and comments relevant to the claim in writing and may request to review pertinent documents. The Plan Administrator shall render a written decision on its review of the denial promptly, but not later than 60 days after the receipt of the claimant's request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered not later than 120 days after the receipt of the request. The decision of the Plan Administrator shall set forth the reasons for the decision, stated in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the decision is based. All interpretations, determinations, decisions, and other actions of the Plan Administrator in reviewing a denial decision, taken in accordance with the provisions of this Plan, shall be final, conclusive and binding on all parties.

7.Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Participant or beneficiary shall only be brought or filed in the United States District Court for the Northern District of Georgia.

8.The Plan Administrator shall determine whether legal fees and expenses reimbursed pursuant to Section 3 of Appendix A of the Plan are reasonably incurred. Legal fees and expenses shall be considered not to be reasonably incurred to the extent they are incurred for substantially duplicative services, are associated with burdensome demands, or are otherwise determined by the Plan Administrator not to be reasonable.

(c)    Factors showing that services are substantially duplicative include (but are not limited to) factors showing that claims, reasonably proximate in time, are brought by separate claimants represented by separate counsel, or by single counsel where claims are charged separately to separate claimants, and such claims:

(i)arise from the same or substantially similar Plan provisions, amendments or termination;

(ii)arise from the same or substantially similar interpretations, decisions or other discretionary acts by the Plan Administrator; or

(iii)arise under the same or substantially similar theories or facts. Theories do not fail to be substantially similar merely because of differences in mechanical factors. For example, claims brought under a theory based on the actuarial factors required to compute the benefit claimed under the Plan do not fail to be substantially similar merely because different claimants use different actuarial factors to compute such the benefit claimed.

(d)    Factors showing that demands are burdensome include (but are not limited to) factors showing that the demands:

(i)relate to claims arising under theories without substantial authority, or

(ii)are connected with discovery that is burdensome or insufficiently related to a claim brought under a theory with substantial authority.

4.	Article XII of the Plan is hereby amended by adding the following sentence at the end thereof:

The Committee may delegate its authority to amend the Plan in whole or part.

5.	Section 2 of Article XII of the Plan is hereby amended in its entirety to read as follows:

2.    The Plan shall be governed by and construed in accordance with federal law and, to the extent not preempted by federal law, the laws of the State of Ohio.

6.	Section 3 of Appendix A of the Plan is hereby amended in its entirety to read as follows:

3.    Claims for Benefits. The Company shall pay to the Participant all legal fees and expenses reasonably incurred by the Participant in connection with Appendix A of the Plan (including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by such Appendix A, regardless of the outcome unless, in the case of a legal action brought by or in the name of a Participant or a former Participant, a court of competent jurisdiction shall have finally determined by a final judgment, order or decree (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected) that such action was not in good faith). In the case of a Covered Participant, any legal fees and expenses reimbursed pursuant to this Appendix A must be incurred during the lifetime of the Covered Participant, and (ii) any such reimbursements shall be paid no later than the end of the calendar year next following the expenses, and (ii) a Covered Participant’s right to have the Company reimburse legal fees and expenses may not be liquidated or exchanged for any other benefit. The claims procedures under Article III shall be applicable to all claims for this section constitute taxable income to the Participant under the Internal Revenue Code of 1986, as amended (the “Code”) , which whether paid directly to Participant or to Participant’s counsel. The Company shall withhold all applicable taxes to the extent required by the Code and applicable state and local law.

7.
The new defined term "Plan Administrator" is hereby substituted for the defined term "Committee" in all of the following instances: Article I- the definition of "Disability"; Article VI; Article VI- Sections 6 & 7; Article XII- Section 3 (both instances). Additionally, in Section 3 of Article IX, the phrase "Board of Directors and the Committee" shall be replaced by "Board of Directors, the Committee and the Plan Administrator" at the end of said Section 3. Furthermore, in Section 4 of Article XII, the phrase "Board of Directors, the Committee" shall be replaced by "Board of Directors, the Committee, the Plan Administrator" in said Section 4.

IN WITNESS WHEREOF, NCR has caused this amendment to the Plan to be executed this 23rd day of October, 2012.

FOR NCR CORPORATION

By: /s/ Andrea Ledford
Andrea Ledford
Senior Vice President and
Chief Human Resources Officer